Exhibit 99.1

NEWS RELEASE

Contacts:        Dudley W. Mendenhall, 760-494-1000

    or

    Integrated Corporate Relations, Inc.

    Investor Relations:

    Andrew Greenebaum/Chad Jacobs

    (310) 395-2215/ (203) 222-9013

    Media Relations:

    John Flanagan/Mike Fox

    (203) 222-9013

K2 Inc. Announces Expiration of Exchange Offer

Carlsbad, California – January 21, 2005. K2 Inc. (NYSE: KTO) announced today that its previously announced exchange offer to exchange up to $200,000,000 of its 7 3/8% Senior Notes due 2014, Series A, for an equal amount of its outstanding 7 3/8% Senior Notes due 2014, Series B, expired on January 21, 2005. All of the outstanding $200,000,000 of the Series A Notes were tendered in the exchange.

The exchange offer is described in detail in a prospectus relating to the Senior Notes dated December 15, 2004 and is made on the terms and conditions set forth in the prospectus. The prospectus may be accessed electronically through the Web site maintained by the Securities and Exchange Commission at http://www.sec.gov or may be obtained by contacting K2 Inc.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a portfolio of leading brands including Rawlings®, Worth®, Shakespeare®, Pflueger®, Brass Eagle®, Stearns®, K2®, Volkl®, Ride®, Marmot®, Ex Officio® and Marker®. K2’s diversified mix of products is used primarily in team and individual sports activities such as baseball, softball, fishing, paintball, watersports activities, alpine skiing, snowboarding, in-line skating and mountain biking. Among K2’s other branded products are Planet Earth® apparel, Adio® and Hawk® skateboard shoes, Tubbs® and Atlas® snowshoes, JT® and Worr Games® paintball products and Dana Design® backpacks.

Rawlings®, Worth®, Shakespeare®, Pflueger®, Brass Eagle®, Stearns®, K2®, Volkl®, Ride®, Marmot®, Ex Officio®, Marker®, Planet Earth®, Adio®, Hawk® skateboard shoes, Tubbs®, Atlas®, JT®, Worr Games®, and Dana Designs®, are trademarks or registered trademarks of K2 Inc. or its subsidiaries in the United States or other countries.